UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 6, 2017 (January 31, 2017)

ADVANCE AUTO PARTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-16797	54-2049910
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5008 Airport Road, Roanoke, Virginia	24012
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (540) 362-4911

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry into a Material Definitive Agreement.

The disclosure under Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

Termination of Credit Agreement

On January 31, 2017, in conjunction with entering into a credit facility (as more fully described in Item 2.03 below), Advance Stores Company, Incorporated (“Advance Stores”) terminated the Credit Agreement dated as of December 5, 2013 (the “2013 Credit Agreement”), among Advance Auto Parts, Inc. (the “Company”), Advance Stores, as Borrower, and JPMorgan Chase Bank, N.A., as Administrative Agent, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 9, 2013. Upon execution of the credit facility described below, the lenders’ commitments under the 2013 Credit Agreement were terminated and the liability of the Company and its subsidiaries with respect to their obligations under the 2013 Credit Agreement was discharged.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Entry into Credit Agreement

On January 31, 2017, the Company, as Guarantor, entered into a new credit agreement which provides a $1 billion unsecured revolving credit facility (the “2017 Credit Agreement”) with Advance Stores, as Borrower, the lenders party thereto, and Bank of America, N.A., Administrative Agent (the "Agent"). This new revolver under the 2017 Credit Agreement replaced the revolver under the 2013 Credit Agreement (terminated as described in Item 1.02 above). The new revolver provides for the issuance of letters of credit with a sublimit of $200 million. The Company may request that the total revolving commitment be increased by an amount not exceeding $250 million during the term of the 2017 Credit Agreement. Voluntary prepayments and voluntary reductions of the revolving loan balance, if any, are permitted in whole or in part, at the Company’s option, in minimum principal amounts as specified in the 2017 Credit Agreement.

The interest rates on outstanding amounts, if any, on the revolving facility under the 2017 Credit Agreement will be based, at the Company’s option, on an adjusted LIBOR, plus a margin, or an alternate base rate, plus a margin. After an initial interest period, the Company may elect to convert a particular borrowing to a different type. The initial margins per annum for the revolving loan are, 1.10% for the adjusted LIBOR and 0.10% for alternate base rate borrowings. A facility fee of 0.15% per annum will be charged on the total revolving facility commitment, payable quarterly in arrears. Under the terms of the 2017 Credit Agreement, the interest rate spread, facility fee and commitment fee will be based on the Company’s credit rating. The revolving facility terminates in January 2022; however, the Company may request one or two one-year extensions of the termination date prior to the first or second anniversary of the Closing Date.

The 2017 Credit Agreement is guaranteed by the Company and the Guarantors pursuant to the Guarantee Agreement (the “Guarantee Agreement”) among the Company, Advance Stores, and the Guarantors in favor of the Agent for the lenders under the 2017 Credit Agreement.

The 2017 Credit Agreement contains customary covenants restricting the ability of: (a) Advance Stores and its subsidiaries to, among other things, (i) create, incur or assume additional debt (only with respect to subsidiaries of Advance Stores), (ii) incur liens, (iii) guarantee obligations, and (iv) change the nature of its business conducted by itself and its subsidiaries; (b) the Company, Advance Stores and their subsidiaries to, among other things (i) enter into certain hedging arrangements, (ii) enter into restrictive agreements limiting their ability to incur liens on any of their property or assets, pay distributions, repay loans, or guarantee indebtedness of their subsidiaries; and (c) the Company, among other things, to change the holding company status of the Company. Advance Stores is required to comply with financial covenants with respect to a maximum leverage ratio and a minimum coverage ratio. The 2017 Credit Agreement also provides for customary events of default, including non-payment defaults, covenant defaults and cross-defaults of Advance Stores’ other material indebtedness.

The above description of the 2017 Credit Agreement and the related Guarantee Agreement is not complete and is qualified in its entirety by the full text of the respective agreements, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

10.1	Credit Agreement, dated as of January 31, 2017, among Advance Auto Parts, Inc., Advance Stores Company, Incorporated, the lenders party thereto, and Bank of America, N.A., as Administrative Agent.

10.2
Guarantee Agreement, dated as of January 31, 2017, among Advance Auto Parts, Inc., Advance Stores Company, Incorporated, the other guarantors from time to time party thereto and Bank of America, N.A., as administrative agent for the lenders.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCE AUTO PARTS, INC.
(Registrant)

Date: February 6, 2017	/s/ Thomas B. Okray
(Signature)*
Thomas B. Okray
Executive Vice President and Chief Financial Officer
* Print name and title of the signing officer under his signature.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Credit Agreement, dated as of January 31, 2017, among Advance Auto Parts, Inc., Advance Stores Company, Incorporated, the lenders party thereto, and Bank of America, N.A., as Administrative Agent.

10.2
Guarantee Agreement, dated as of January 31, 2017, among Advance Auto Parts, Inc., Advance Stores Company, Incorporated, the other guarantors from time to time party thereto and Bank of America, N.A., as administrative agent for the lenders.